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                                December 17, 1996



CKS Group, Inc.
10441 Bandley Drive
Cupertino, California  95014

         RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about December 16, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 318,667 shares of your Common Stock (the "Shares"), to be issued to and offered for sale by a selling stockholder and/or its pledges, degrees, transferees or other successors in interest. The Shares are to be sold from time to time in the over-the counter-market at prevailing prices or as otherwise described in the Registration Statement. As legal counsel for CKS Group, we have examined the proceedings taken by you in connection with the sale of the Shares.

         It is our opinion that the Shares when issued and sold in the manner set forth in this Acquisition Agreement, referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                 Very truly yours,

                                 WILSON, SONSINI, GOODRICH & ROSATI
                                 Professional Corporation


                                 /S/  WILSON, SONSINI, GOODRICH & ROSATI